Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Hampshire Group, Limited 2009 Stock Incentive Plan of our report dated April 2, 2009, with respect to the consolidated financial statements and financial statement schedule of Hampshire Group, Limited (which report on the consolidated financial statements expresses an unqualified opinion and includes (a) an explanatory paragraph regarding the adoption of the provisions of FASB Interpretation No. 48 Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No.109 as of January 1, 2007; (b) an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern; and (c) an explanatory paragraph regarding the definitive agreement dated February 24, 2009 for Hampshire Group, Limited to be acquired by NAF Acquisition Corp.) appearing in the Annual Report on Form 10-K of Hampshire Group, Limited for the year ended December 31, 2008.

/s/ Deloitte & Touche, LLP

Charlotte, North Carolina

November 4, 2009